Exhibit 2.6

The supplemental consolidating data includes separate legal entity data for the Company's entities, Bitcoin Depot Operating, LLC (“BT OpCo”), BT HoldCo, LLC (“BT HoldCo”), and Bitcoin Depot Inc. (PubCo"). This information is presented to highlight the separate financial statement impacts of the entities.

Management determined that EPS was not presented for periods prior to the Merger as it was not considered to be meaningful. Supplemental consolidating data is as follows (in thousands):

	March 31, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$41,359	$14	$778	$—	$42,151
Cryptocurrencies	441	—	—	—	441
Accounts receivable	348	—	—	—	348
Prepaid expenses and other current assets	8,436	109	221	—	8,766
Total current assets	50,584	123	999	—	51,706
Property and equipment:
Furniture and fixtures	635	—	—	—	635
Leasehold improvements	172	—	—	—	172
Kiosk machines - owned	24,667	—	—	—	24,667
Kiosk machines - leased	20,499	—	—	—	20,499
Total property and equipment	45,973	—	—	—	45,973
Less: accumulated depreciation	(23,228)				(23,228)
Total property and equipment, net	22,745	—	—	—	22,745
Intangible assets, net	3,502	—	—	—	3,502
Goodwill	8,717	—	—	—	8,717
Operating lease right-of-use assets, net	1,019	—	—	—	1,019
Security deposits	577	—	—	—	577
Deferred tax asset	42	—	1,762	—	1,804
Due from related parties	9,358	—	—	(9,358)	—
Investment in Subsidiary	—	16,077	—	(16,077)	—
Total Assets	$96,544	$16,200	$2,761	$(25,435)	$90,070

	March 31, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Liabilities and Stockholders’ Equity
Current:
Accounts payable	$10,576	$—	$—	$—	$10,576
Accrued expenses	16,804	—	2,065	—	18,869
Notes payable	3,437	—	—	—	3,437
Income taxes payable	969	—	1,576	—	2,545
Deferred revenue	912	—	—	—	912
Operating lease liabilities, current portion	454	—	—	—	454
Current installments of obligations under finance leases	5,459	—	—	—	5,459
Other tax payable	—	—	2,299	—	2,299
Total current liabilities	38,611	—	5,940	—	44,551
Long-term liabilities:
Note payable, non-current	35,863	—	—	—	35,863
Operating lease liabilities, non-current	666	—	—	—	666
Obligations under finance leases, non-current	2,293	—	—	—	2,293
Deferred income tax, net	851	—	—	—	851
Due to related parties	—	—	9,357	(9,357)	—
Tax receivable agreement liability	—	—	865	—	865
Total Liabilities	78,284	—	16,162	(9,357)	85,089
Commitments and Contingencies (Note 22)
Stockholders’ Equity
Series A Preferred Stock, $0.0001 par value; 50,000,000 authorized, 3,125,000 shares issued and outstanding, at December 31, 2023	—	484	—	(484)	—
Class A common stock, $0.0001 par value; 800,000,000 authorized, 13,671,691 shares issued, and 13,551,047 shares outstanding at December 31, 2023	—	6,881	1	(6,881)	1
Class B common stock, $0.0001 par value; 20,000,000 authorized, no shares issued and outstanding at December 31, 2023	—	—	—	—	—
Class E common stock, $0.0001 par value; 2,250,000 authorized, 1,075,761 shares issued and outstanding at December 31, 2023	—	—	—	—	—
Class M common stock, $0.0001 par value; 300,000,000 authorized, no shares issued and outstanding at December 31, 2023	—	—	—	—	—
Class O common stock, $0.0001 par value; 800,000,000 authorized, no shares issued and outstanding at December 31, 2023	—	—	—	—	—
Class V common stock, $0.0001 par value; 300,000,000 authorized, 44,100,000 shares issued and outstanding at December 31, 2023	—	—	4	—	4
Treasury stock	—	—	(437)	—	(437)
Stock subscriptions receivable	—	—	—	—	—
Additional paid-in capital	—	4,115	18,215	(4,115)	18,215
Retained earnings (accumulated deficit)	—	1,775	(30,981)	(4,995)	(34,201)
Equity attributed to Bitcoin Depot Inc.	15,717	(4)	—	(15,713)	—
Accumulated other comprehensive loss	(177)	—	(203)	181	(199)
Total Stockholders’ Equity and Equity Attributable to Bitcoin Depot Inc.	15,540	13,251	(13,401)	(32,007)	(16,617)
Equity attributable to non-controlling interests	2,720	2,949	—	15,929	21,598
Total Stockholders’ Equity	18,260	16,200	(13,401)	(16,078)	4,981
Total Liabilities and Stockholders’ Equity	$96,544	$16,200	$2,761	$(25,435)	$90,070

	Three Months Ended March 31, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Revenue	$138,539	$—	$—	$—	$138,539
Cost of revenue (excluding depreciation and amortization)	121,287	—	—	—	121,287
Operating expenses:	—	—	—	—	—
Selling, general, and administrative	12,907	—	699	—	13,606
Depreciation and amortization	2,947	—	—	—	2,947
Total operating expenses	15,854	—	699	—	16,553
Income from operations	1,398	—	(699)	—	699
Other (expense) income:
Interest expense	4,944	—	—	—	4,944
Other (expense) income	(6)	(3,496)	—	3,496	(6)
(Loss) on foreign currency transactions	127	—	—	—	127
Total other (expense) income	5,065	(3,496)	—	3,496	5,065
Income (loss) before provision for income taxes and non-controlling interest	(3,667)	3,496	(699)	(3,496)	(4,366)
Income tax (expense) benefit	(174)	—	36	—	(138)
Net (loss) income	(3,493)	3,496	(735)	(3,496)	(4,228)
Net income (loss) attributable to non-controlling interest in subsidiary	4	—	—	(2,694)	(2,690)
Net (loss) income attributable to Bitcoin Depot Inc.	(3,497)	(3,496)	(735)	6,190	(1,538)
Other comprehensive income (loss), net of tax
Net (loss) income	(3,493)	(3,496)	(735)	3,496	(4,228)
Foreign currency translation adjustments	13	—	—	—	13
Total comprehensive (loss) income	(3,480)	(3,496)	(735)	3,496	(4,215)
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	4	4	—	(2,685)	(2,677)
Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$(3,484)	$(3,500)	$(735)	$6,181	$(1,538)